Exhibit 99.1

MINE SAFETY APPLIANCES COMPANY PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET JUNE 30, 2003

UNAUDITED

(In thousands)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$ 21,158	$ 65,213	(a)	$ 86,371
Trade receivables, net	83,990			83,990
Other receivables	38,628			38,628
Inventories	86,751			86,751
Deferred tax assets	21,804			21,804
Prepaid expenses and other current assets	13,384			13,384
Assets held for sale	42,218	(39,051)	(a)(b)	3,167

Total current assets	307,933	26,162		334,095

Property, plant and equipment, net	125,994			125,994
Prepaid pension cost	114,265			114,265
Deferred tax assets	7,530			7,530
Goodwill	43,977			43,977
Other noncurrent assets	13,631			13,631

TOTAL	$ 613,330	$ 26,162		$639,492

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of
long-term debt	$ 5,194			$ 5,194
Accounts payable	32,889			32,889
Employees' compensation	13,700			13,700
Insurance	8,396			8,396
Taxes on income	1,399	8,825	(a)	10,224
Other current liabilities	37,824	2,900	(c)	40,724

Total current liabilities	99,402	11,725		111,127

Long-term debt	63,906			63,906
Pensions and other employee benefits	66,010			66,010
Deferred tax liabilities	64,739			64,739
Other noncurrent liabilities	2,375	625	(c)	3,000

Shareholders' equity
Preferred stock	3,569			3,569
Common stock	29,271			29,271
Stock compensation trust	(20,939)			(20,939)
Treasury shares	(135,537)			(135,537)
Deferred stock compensation	(1,407)			(1,407)
Accumulated other comprehensive (loss)	(13,685)			(13,685)
Earnings retained in the business	455,626	13,812		469,438

Total shareholders' equity	316,898	13,812		330,710

TOTAL	$ 613,330	$ 26,162		$ 639,492

(a) - The pro forma consolidated condensed balance sheet gives effect to the sale of Callery Chemical Division to BASF Corporation for approximately $65 million cash and the recognition of estimated transaction costs associated with that sale. A nonrecurring gain of approximately $22.6 million, net of taxes of $8.8 million, has been reflected in the unaudited pro forma balance sheet.

(b) - Under the terms of the Agreement, accounts receivable and other current assets related to Callery Chemical Division were retained by the Company.

(c) - The Company will incur legal and advisory fees and certain other transaction-related expenses and obligations in conjunction with the sale of the Callery Chemical Division.